Exhibit 99.1
Press Release

BioSpecifics Technologies Corp. Announces Sale of Stock in Private Placement Offering
Tuesday June 3, 5:40 pm ET

LYNBROOK, N.Y., June 3 /PRNewswire-FirstCall/ -- BioSpecifics Technologies Corp. (OTC Bulletin Board: BSTC.OB - News) today announced that it sold 100,000 unregistered shares of its common stock priced at $13 per share with aggregate proceeds to BioSpecifics of $1,300,000. The shares were purchased by an investment group on May 30, 2008. The shares were sold in a company managed PIPE transaction at a premium over the market price.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed and licensed injectable collagenase for three clinical indications. It has a development and licensing agreement with Auxilium Pharmaceuticals, Inc. for clinical indications in Dupuytren's disease, Peyronie's disease and frozen shoulder (adhesive capsulitis).

BioSpecifics' main website is at
http://www.biospecifics.com

its Dupuytren's Disease patient discussion forum at
http://www.biospecifics.com/forum/index.html

and its Peyronie's Disease patient discussion forum at
http://www.biospecifics.com/forum/index2.html